Ex. T3A.38

The Commonwealth of Massachusetts
_____________
Examiner	William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

_____________
Name Approved
ARTICLE I
The exact name of the corporation is:

SLA Mail II, Inc.

ARTICLE II
The purpose of the corporation is to engage in the following business activities:

(a) to own and operate restaurants; and (b) to engage in any other business activity permitted by a corporation organized under MGL, Chapter 156B.

C ☐
P ☐
M ☐
R.A, ☐

_____________
Note:  If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch.  Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

P.C.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:	200,000	0.01

Preferred:		Preferred:

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class.  Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

N/A

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

N/A

ARTICLE VI

**’Ocher lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

See Article VI attached hereto and incorporated

herein by reference.

**If there are no provisions crate “None”.
Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

SLA Mail II, Inc.

ARTICLES OF ORGANIZATION
Continuation Page

ARTICLE VI

The other lawful provisions for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining or regulating the powers of the corporation, or of its directors or stockholders, or any class of stockholders, are set forth in this Article VI.

a.
By-Laws.  The By-laws may provide that the directors may make, amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the stockholders.

b.	Meetings. Meetings of the stockholders of the corporation may be held anywhere in the United States.

c.	Acting as Partner. The corporation may be a general or limited partner in any business enterprise it would have power to conduct by itself.

d.
Indemnification.  The corporation may provide, either in the corporation’s Bylaws or by contract, for the indemnification of directors, officers, employees and agents, by whomever elected or appointed, to the full extent presently permitted by law; provided, however, that if applicable law is hereafter modified to permit indemnification in situations where it was not heretofore permitted, then such indemnification may be permitted to the full extent permitted by such law as amended.

e.
Transactions with Interested Persons.  The By-laws may contain provisions providing that no contract or transaction of the corporation shall be void or voidable by reason of the fact that any officer, director or stockholder of the corporation may have held an interest therein.

f.
Division of Directors Into Classes.  The By-laws may contain provisions providing for the division of directors into not more than five classes and prescribe the tenure of office of the directors in each of the classes.

g.
Pre-Emptive Rights.  The Corporation may, by contract, grant to some or all of the security holders of the Corporation pre-emptive rights to acquire stock of the Corporation, but no security holder shall have any pre-emptive right except as specifically so granted or as granted pursuant to a by-law adopted by the stockholders.

h.
Vote Required for Certain Transactions.  The vote of a majority of the outstanding shares of each class of stock outstanding and entitled to vote thereon shall be sufficient to approve any agreement of merger or consolidation of the corporation with or into another corporation or of another corporation into the corporation, or to approve any sale, lease or exchange of substantially all of the assets of the corporation, notwithstanding any provision of law that would otherwise require a greater vote in the absence of this provision of Article VI.

i.
Repurchases by Corporation.  The corporation may from time to time offer to purchase and purchase shares from any stockholder of the corporation upon fair and reasonable terms and at a fair and reasonable price, whether or not the stockholder owns a controlling interest in the corporation, without offering to any other stockholder an equal opportunity to sell a ratable number, or any, of his shares of stock in the corporation to the corporation upon comparable terms or at a comparable price, or to make any offer to purchase whatsoever to other stockholders of the corporation.

j.
Elimination of Directors’ Personal Liability.  No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the date of such amendment or repeal.

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth.  If a later effective date is desired, specify such dare which shall not be more than thirty days after the date of filing.

ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a.      The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

100 Charles Park Road, West Roxbury, MA 02132-4985

b.      The name, residential address and post office address of each director and officer of the corporation is as follows:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:	Craig S. Miller	11 Merrall St., Dedham, MA 02026
Exec. VP	Paul W. MacPhail	241 Lumber St., Hopkinton, MA 01748
Treasurer: & Exec. VP & Asst. Clerk	Robert M. Vincent	182 Academy Ave., Weymouth, MA 02188
Clerk: & Exec. VP & Gen. Counsel	George W. Herz II	5 Bertis Adams Way, Westborough, MA 01581
Directors:	Craig S. Miller	11 Merrall St., Dedham, MA 02026
	Aaron D. Spencer	69 Farlow Rd., Newton, MA 02159
	Paul W. MacPhail	241 Lumber St., Hopkinton, MA 01748

c.      The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of:September

d.      The name and business address of the resident agent, if any, of the corporation is:

CT Corporation System, 101 Federal Street, Boston, Massachusetts 02110

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 20th day of July, 2001.

Matthew S. Gilman
Brown, Rudnick, Freed & Gesmer
One Financial Center, Boston, MA 02111

Note: If an existing corporation is acting as incorporator, type in the exact name of the corporation, the stare or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF ORGANIZATION

(General Laws, Chapter 156B)

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 25th day of July 2001

Effective date:

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

FILING FEE:  One tenth of one percent of the total authorized capital stock, but not less than $200.00.  For the purpose of filing, shares of stock with a par value less than $1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.

TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:

Matthew S. Gilman
Brown, Rudnick, Freed & Gesmer
One Financial Center
Boston, MA 02111
Telephone: (617) 856-8200